Exhibit 99.1

Heritage Reports First Quarter 2023 Results

Tampa, FL – May 4, 2023: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported first quarter of 2023 financial results.

First Quarter 2023 Result Highlights

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First quarter net income of $14.0 million or $0.55 per diluted share, up from a net loss of $30.8 million or ($1.15) per diluted share in the prior year quarter primarily due to higher net earned premium and significantly lower weather losses.

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Premiums-in-force exceeded $1.3 billion, up 10.9% year-over-year driven by rate increases across the portfolio, while policy count was down 9.0%, resulting in average premium per policy increasing 21.9%.

•	Gross premiums written of $310.3 million, up 9.6% from $283.2 million in the prior year quarter.

•	Gross premiums earned of $317.0 million, up 10.3% from $287.4 million in the prior year quarter.

•	Net loss ratio of 58.7%, down 32.9 points from 91.6% in the prior year quarter.

•	Net expense ratio of 35.8%, down 2.1 points from 37.9% in the prior year quarter.

•	Net combined ratio of 94.5%, down 35.0 points from 129.5% in the first quarter 2022.

•	Continued successful exposure management with Florida admitted market personal line policies-in-force intentionally declining by 10.4%, as compared to the prior year period.

“I am pleased to report a second consecutive quarter with net income and continued improvement in our financial results this quarter, which were bolstered by the continued implementation of our strategic profitability initiatives across the organization,” said Heritage CEO Ernie Garateix. “We anticipate the impact of rate increases and underwriting changes made in 2022, and those we will make in 2023, will continue to have a favorable impact on our financial position throughout the year. We remain committed to allocating capital toward products and geographies that maximize long-term returns. An example is the selective growth of our commercial residential business, which increased substantially over the prior year quarter. The impact of higher reinsurance costs is being mitigated by making appropriate rate adjustments and managing exposure. We are focused on generating an underwriting profit through rate adequacy and more selective underwriting. We remain optimistic in achieving consistent long-term quarterly earnings and sustainable shareholder value through our strategic profitability initiatives.”

Strategic Profitability Initiatives

The following provides an update to the Company’s strategic initiatives that are expected to enable Heritage to achieve consistent long-term quarterly earnings and drive shareholder value. The Supplemental Information table included in this earnings release demonstrates progress made compared to the first quarter 2022.

•	Generate underwriting profit through rate adequacy and more selective underwriting.

•

Continued significant rating actions throughout the book of business resulting in an increase in average premium per policy throughout the book of 5.9% from fourth quarter 2022, and 21.9% over first quarter 2022.

•	Premiums-in-force of $1.3 billion are up 10.9% from the prior year quarter, while policy count is down 9.0%, resulting from prior underwriting efforts.

•	Continued focus on tightening underwriting criteria while also restricting new business for policies written in over-concentrated markets or products.

•	Allocate capital to products and geographies that maximize long-term returns.

•	Increased commercial residential premium-in-force by 69.6% over the prior year quarter while total insured value (“TIV”) only increased 39.9% and policies in force increased by only 11.8%.

•

Reduction of policy count for the Florida personal lines product remains a key focus and will continue until the positive impact of recent legislation to reduce abusive claims practices is realized. Policy count for Florida personal lines business intentionally declined by 16.8% as compared to the prior year period.

•	This disciplined underwriting approach resulted in a policy count reduction of 5.2% in other states while generating an 8.8% increase in premiums-in-force.

•	Maintain a balanced and diversified portfolio.

•	Even with the substantial increase in commercial business, no state represents over 26% of the Company’s TIV.

•	The top four states grew TIV by an average of 3.7% while the smallest five states grew by 38.8%.

•	As a result of diversification efforts, the top five personal lines states represented 71.5% of all TIV at first quarter 2023 compared to 73.3% of all TIV at first quarter 2022.

•

Florida TIV increased 1.8% related to the use of inflation guard, which increases the insured value of a property to reflect the inflationary impact on costs to repair, and growth of the Company’s commercial residential product.

•	TIV in other states increased 3.1% compared to the prior year period, largely driven by inflation guard.

•	Excluding Florida, TIV represented 74.3% of the entire portfolio, compared to 74.0% as of the first quarter of 2022.

•	Provide coverage suitable to the market and return targets.

•	Expansion of Excess & Surplus lines (“E&S”) premium-in-force in California and Florida.

•	Continued plan for expansion to South Carolina during second quarter of 2023.

•	Continue to evaluate other strategic states for E&S products.

Capital Management

Heritage’s Board of Directors has decided to continue its temporary suspension of the quarterly dividend to shareholders. The Board of Directors will continue to evaluate dividend distribution and stock repurchases on a quarterly basis. No shares of common stock were repurchased during the quarter.

Results of Operations

The following table summarizes results of operations for the three months ended March 31, 2023 and 2022 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended March 31,
	2023	2022		Change
Total revenues	$176,921	$158,608		11.5%
Net income (loss)	$14,008	$(30,759)		(145.5	) %
Earnings (loss) per share	$0.55	$(1.15)		(147.6	) %
Book value per share	$6.05	$10.65		(43.2	) %
Return on equity	39.2%	(39.4	) %	78.6	pts
Underwriting summary
Gross premiums written	$310,309	$283,196		9.6%
Gross premiums earned	$317,022	$287,368		10.3%
Ceded premiums	$(150,993)	$(134,439)		12.3%
Net premiums earned	$166,029	$152,929		8.6%
Ceded premium ratio	47.6%	46.8%		0.8	pts
Ratios to Net Premiums Earned:
Loss ratio	58.7%	91.6%		(32.9	) pts
Expense ratio	35.8%	37.9%		(2.1	) pts
Combined ratio	94.5%	129.5%		(35.0	) pts

Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

First Quarter 2023 Results

•

First quarter net income of $14.0 million or $0.55 per diluted share, compared to a net loss of $30.8 million or ($1.15) per diluted share in the prior year quarter driven primarily by higher net premiums earned and investment income, as well as lower current accident year weather losses.

•

Premiums-in-force of $1.3 billion as of first quarter 2023, represented a 10.9% increase from first quarter 2022 due to continued proactive underwriting and rate actions, despite a policy count reduction of approximately 50,000 policies. In addition, selective growth of the Company’s commercial product and use of inflation guard favorably impacted premiums-in-force. Concurrently, TIV increased only 2.8%.

•

Gross premiums written were $310.3 million, up 9.6% year-over-year, reflecting higher average premium per policy throughout the book of business, partly offset by intentional exposure management related reductions in Florida personal lines business and business outside of Florida of 10.0% and 1.0%, respectively, and a strategic increase in Florida commercial lines business.

•

Gross premiums earned of $317.0 million were up 10.3% from $287.4 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months driven by a higher average premium per policy and organic growth of the commercial residential business.

•

Net premiums earned of $166.0 million increased 8.6% from $153.0 million in the prior year quarter, reflecting higher gross premiums earned outpacing the increase in ceded premiums earned for the quarter.

•

Ceded premium ratio of 47.6%, up 0.8 points from 46.8% in the prior year quarter driven by a higher cost of the 2022-2023 catastrophe excess of loss program, stemming from both higher costs and higher TIV, partly offset by higher gross premiums earned.

•

Net loss ratio of 58.7%, 32.9 points lower than the prior year quarter of 91.6%, driven primarily by lower weather losses. Net current accident year weather losses of $12.8 million, down substantially from $63.8 million in the prior year quarter. Current accident year weather losses include $5.0 million of net current accident quarter catastrophe losses, down from $45.0 million in the prior year quarter, and $7.8 million of other weather losses, down from $18.8 million in the prior year quarter.

•

Net expense ratio of 35.8%, down 2.1 points from the prior year quarter amount of 37.9%, with slightly higher policy acquisition costs that were more than offset by the benefit of higher gross premiums earned over the prior year quarter.

•	Net combined ratio of 94.5%, down 35.0 points from 129.5% in the prior year quarter, driven by lower net loss and net expense ratios as described above.

•

Effective tax rate was 18.6% compared to 25.7% in the prior year quarter, driven by the impact of permanent differences in relation to the pre-tax income or loss each quarter. In addition, the Company reduced its valuation allowance from fourth quarter 2022 by $1.7 million, favorably impacting the effective tax rate for the quarter. The valuation allowance relates to certain tax elections made by Osprey Re, the Company’s captive reinsurer domiciled in Bermuda.

Supplemental Information:

Policies in force:	Q1 2023	Q1 2022	% Change
Florida	172,425	204,406	(15.6	) %
Other States	336,647	355,090	(5.2	) %

Total	509,072	559,496	(9.0	) %

Premiums in force:
Florida	$624,931,522	$551,962,357	13.2%
Other States	681,407,015	626,010,221	8.8%

Total	$1,306,338,537	$1,177,972,578	10.9%

Total Insured Value:
Florida	$104,735,498,939	$102,863,325,053	1.8%
Other States	302,701,975,889	293,478,796,893	3.1%

Total	$407,437,474,828	$396,342,121,946	2.8%

Book Value Analysis

Book value per share of $6.05 at March 31, 2023, ended the quarter up from $5.13 in the fourth quarter of 2022, and down 43.2% from first quarter 2022. The decrease from first quarter 2022 is attributable to underwriting losses during 2022, coupled with large unrealized losses on the Company’s fixed income securities portfolio, and a non-cash goodwill impairment charge of $90.8 million, net of taxes, made in the second quarter of 2022. The unrealized losses were unrelated to credit risk but due to a higher interest rate environment. The increase from fourth quarter 2022 is driven by net income generated in first quarter 2023, coupled with a reduction of unrealized losses resulting from maturities during the quarter and the re-investment of proceeds primarily in Treasury bills and money market funds, which also improved liquidity and yields. Heritage does not anticipate a need to sell the investments in advance of maturity. As such, the Company expects unrealized losses to continue to roll as investments mature.

Book Value Per Share	As Of
	March 31, 2023	December 31, 2022	March 31, 2022
Numerator:
Common stockholders’ equity	$154,724	$131,039	$281,766
Denominator:
Total Shares Outstanding	$25,558,751	$25,539,433	$26,444,720

Book Value Per Common Share	$6.05	$5.13	$10.65

Conference Call Details:

Friday, May 5, 2023 – 9:00 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	March 31, 2023	December 31, 2022
	(unaudited)
ASSETS
Fixed maturities, available-for-sale, at fair value	$613,176	$635,572
Equity securities, at fair value	1,495	1,514
Other investments, net	14,283	16,484

Total investments	628,954	653,570
Cash and cash equivalents	329,965	280,881
Restricted cash	6,699	6,691
Accrued investment income	3,536	3,817
Premiums receivable, net	80,775	92,749
Reinsurance recoverable on paid and unpaid claims, net	681,844	805,059
Prepaid reinsurance premiums	188,760	306,977
Income tax receivable	4,264	12,118
Deferred income tax asset, net	17,962	16,841
Deferred policy acquisition costs, net	98,035	99,617
Property and equipment, net	27,603	25,729
Right-of-use lease asset, finance	19,490	20,132
Right-of-use lease asset, operating	7,563	7,335
Intangibles, net	47,987	49,575
Other assets	15,344	11,509

Total Assets	$2,158,781	$2,392,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$980,992	$1,131,807
Unearned premiums	649,864	656,641
Reinsurance payable	95,900	199,803
Long-term debt, net	126,700	128,943
Advance premiums	39,642	26,516
Accrued compensation	5,349	6,594
Lease liability, finance	22,012	22,557
Lease liability, operating	8,890	8,690
Accounts payable and other liabilities	74,708	80,010

Total Liabilities	$2,004,057	$2,261,561

Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	335,098	334,711
Accumulated other comprehensive loss, net of taxes	(44,295)	(53,585)
Treasury stock, at cost	(130,900)	(130,900)
Retained deficit	(5,182)	(19,190)

Total Stockholders’ Equity	154,724	131,039

Total Liabilities and Stockholders’ Equity	$2,158,781	$2,392,600

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss)

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
REVENUES:
Gross premiums written	$310,309	$283,196
Change in gross unearned premiums	6,713	4,172

Gross premiums earned	317,022	287,368
Ceded premiums	(150,993)	(134,439)

Net premiums earned	166,029	152,929
Net investment income	5,582	2,000
Net realized gains (losses)	1,898	(16)
Other revenue	3,412	3,695

Total revenues	176,921	158,608
EXPENSES:
Losses and loss adjustment expenses	97,452	140,038
Policy acquisition costs, net	40,324	38,257
General and administrative expenses, net	19,054	19,724

Total expenses	156,830	198,019

Operating income (loss)	20,091	(39,411)
Interest expense, net	2,881	1,972

Income (loss) before income taxes	17,210	(41,383)

Provision (benefit) for income taxes	3,202	(10,624)

Net income (loss)	$14,008	$(30,759)

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains (losses) on investments	12,143	(31,770)
Reclassification adjustment for net realized investment losses	2	16
Income tax (expense) benefit related to items of other comprehensive income (loss)	(2,855)	7,433

Total comprehensive income (loss)	$23,298	$(55,080)

Weighted average shares outstanding
Basic	25,558,305	26,787,379

Diluted	25,617,568	26,787,379

Earnings (loss) per share
Basic	$0.55	$(1.15)
Diluted	$0.55	$(1.15)

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.3 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the expected positive impact of our strategic initiatives on our future financial results, including focus on profitability, optimizing capital allocation, exposure management and strategic reduction of policy count in certain geographies, rate adequacy and our ability to create value for our shareholders; impact of rate increases, including the ability to mitigate the expected impact of increased reinsurance costs through rate adjustments; ability to achieve consistent long-term quarterly earnings and drive shareholder value; continued increase in average premium per policy; future dividend payments and stock repurchases; the impact of legislation on the homeowner’s insurance marketplace and litigious practices in Florida; and expectations regarding our fixed income investment portfolio. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and the conflict between Russia and Ukraine; the impact of new federal and state regulations that affect the property and casualty insurance market; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 13, 2023, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

Mike Houston

Lambert

HRTG@lambert.com